Exhibit 10.2

Summary of Director Compensation

Commencing April 2007, directors of Chittenden Corporation, other than Paul A. Perrault, will receive an annual retainer of $15,000 without regard to attendance and $2,750 per meeting attended. The Chair of the Executive Committee and the Chair of the Audit Committee will receive an additional annual retainer of $10,000 without regard to attendance. Directors serving on the Audit and Executive Committees will receive $1,500 per meeting attended. Fifty per cent of all retainers and fees are paid in the form of common stock of the Corporation.